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Exhibit 99.2

Polymer Group, Inc. P.O. Box 5069 N. Charleston, SC 29405 Contact: Robert Johnston 843-566-7293

PGI Investor Relations News Release

Polymer Group, Inc. Announces Receipt of Notification of Involuntary Chapter 11 Filing—Expects Filing to be Withdrawn Shortly

For Immediate Release

Tuesday, March 26, 2002

        [North Charleston, South Carolina]—Polymer Group, Inc. (NYSE: PGI) announced today that it received notification that an involuntary Chapter 11 petition had been filed against the Company in Federal Court in Columbia, South Carolina. PGI has commenced discussions with petitioning creditors on a potential consensual and prompt withdrawal of the petition. If the petition is not withdrawn, the Company anticipates that the Court may dismiss the petition in light of the exchange offer and comprehensive financial restructuring currently in progress.

        Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company employs approximately 4,000 people and operates 25 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec® fabrics, produced using the Company's proprietary advanced APEX® laser and fabric forming technologies. The Company believes that Miratec® has the potential to replace traditionally woven and knit textiles in a wide range of applications. APEX® and Miratec® are registered trademarks of Polymer Group, Inc.

        Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) increased competition in markets in which the company competes, (ii) increased costs, (iii) changes in conditions of the general economy and (iv) the company's substantial leverage position. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company's 2000 Annual Report on Form 10-K.

        For further information, please contact:

    Robert Johnston or
    Dennis Norman
    Polymer Group, Inc.
    P.O. Box 5069
    North Charleston, SC 29405
    Telephone No.: (843) 566-7293

    Web:                 www.polymergroupinc.com
    E-mail:               johnstonr@pginw.com

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  Exhibit 99.2